Exhibit (a)(1)(D)

ELECTION OF ELIGIBLE OPTIONS

NIGHTHAWK RADIOLOGY HOLDINGS INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

ELECTION FORM

THE OFFER EXPIRES AT 9 P.M., PACIFIC TIME, ON APRIL 14, 2009, UNLESS THE OFFER IS EXTENDED

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange” or the “Offer”); (2) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”); (3) this Election Form; and (4) the Agreement to Terms of Election (“Election Agreement”) before completing and signing this page. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees and independent contractor physicians who hold eligible stock options the opportunity to exchange these options for restricted stock units or, under certain circumstances, cash as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., Pacific Time, on April 14, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

Original Grant Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

Please indicate your election by checking one of the boxes above. You must sign, date and deliver this completed Election Form to the Stock Plan Administrator, via facsimile or e-mail by 9:00 p.m., Pacific Time, on April 14, 2009 in accordance with the Instructions.

For purposes of the offer, including the exchange ratio, the term “restricted stock unit” generally refers to a right to receive one (1) share of our common stock upon vesting. In accordance with the terms outlined in the Offer documents, if you elect to exchange one or more of your options eligible to be exchanged, each exchanged option to purchase one (1) share of our common stock will be exchanged for restricted stock units or, if applicable, cash based on an exchange ratio. The exchange ratio will depend on the exercise price of such option being exchanged.

Exercise Price of Exchanged Option	Exchange Ratio
$7.50 or more, but less than $10.00	7 to 1
$10.00 or more, but less than $11.00	9 to 1
$11.00 or more, but less than $15.00	12 to 1
$15.00 or more, but less than $22.00	22 to 1
$22.00 or more	30 to 1

Upon our acceptance of your properly tendered options, you will be entitled to receive a number of restricted stock units determined by dividing the number of shares underlying properly tendered options by the applicable exchange ratio. For purposes of applying the exchange ratio, fractional restricted stock units will be rounded to the nearest whole Restricted Stock Unit on a grant by grant basis (with fractional Restricted Stock Units greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit and fractional Restricted Stock Units less than point five (.5) rounded down to the nearest whole Restricted Stock Unit).

If in the aggregate the number of the Restricted Stock Units that you would otherwise be entitled to receive is less than 1,000, then you will not receive Restricted Stock Units with respect to the exchange, but will instead receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the New Award Grant Date (less applicable tax withholding). The fair market value of such Restricted Stock Units will be calculated by multiplying the per share closing price on the New Award Grant Date by the number of Restricted Stock Units that you would otherwise be entitled to receive. We will make such cash payment to you promptly following the New Award Grant Date. The payment will be made through payroll.

Examples: If you hold options with an exercise price of $10.00 per share, for every nine (9) options you exchange, you will receive one (1) Restricted Stock Unit. Thus, if you exchange 10,000 options with an exercise price of $10.00, you will receive 1,111.111 Restricted Stock Units, which rounds down to 1,111 Restricted Stock Units.

However, if you exchange 1,000 options, you will receive a fully-vested cash payment equal to the fair market value of such Restricted Stock Units as of the New Award Grant Date (less applicable tax withholding) because the number of Restricted Stock Units to which you would have been entitled was 111.111, a number below the 1,000 threshold referred to above. If the per share closing price is $2.30 on the New Award Grant Date, you will receive a cash payment of $255.30 (less applicable tax withholding), which equals to the fair market value of each restricted stock unit ($2.30 per share) multiplied by the number of restricted stock units you would otherwise be entitled to receive (111).

Each restricted stock unit will be unvested as of the new award grant date and be subject to new vesting schedules. Vesting on any date is subject to your continued service to NightHawk Radiology Holdings, Inc. (“NightHawk” or the “Company”) or its subsidiaries through each relevant vesting date. Each restricted stock unit will require a minimum period of two (2) years of continued service for full vesting of the award, even if the Eligible Option you surrendered in exchange for the restricted stock units were fully vested. The restricted stock units will vest yearly with the first half vesting on the first anniversary of the new award grant date and the second and last half vesting on the second anniversary of the new award grant date. See Section 9 of the Offer to Exchange for further details.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In making this election, you agree that NightHawk may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer to Exchange. Such personal data may be transferred to NightHawk and to any third parties assisting NightHawk with the Offer to Exchange, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the Expiration Date, which will be 9:00 p.m., Pacific Time, on April 14, 2009, unless we extend the Offer. The last valid election in place prior to the expiration of the Offer shall control.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election attached hereto.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:                      , 2009

Address:

E-mail address:

FAX OR E-MAIL THIS ENTIRE ELECTION FORM TO THE STOCK PLAN ADMINISTRATOR NO LATER THAN 9:00 P.M., PACIFIC TIME, ON APRIL 14, 2009.

(Fax to (208) 763-3798)

(E-mail to optionexchange@nighthawkrad.net)

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE OR E-MAIL OR TO A FACSIMILE NUMBER OR E-MAIL ADDRESS OTHER THAN THOSE LISTED ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

[SIGNATURE PAGE TO ELECTION FORM]

NIGHTHAWK RADIOLOGY HOLDINGS INC.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE OFFER

1. Definitions. All terms used but not defined herein have the meanings given to such terms in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units, dated March 13, 2009 (the “Offer to Exchange”).

2. Delivery of Election Form. A properly completed and duly executed Election Form must be received by NightHawk by 9:00 p.m. Pacific Time on April 14, 2009 (unless the Offer is extended). We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you before the expiration of the Offer, we will not accept your Eligible Options for exchange, and such Eligible Options will not be exchanged pursuant to this Offer.

You must complete an Election Form and return it to the Stock Plan Administrator, via facsimile at (208) 763-3798 or e-mail at optionexchange@nighthawkrad.net before 9:00 p.m., Pacific Time, on April 14, 2009 (unless the Offer is extended). To obtain another copy of your Election Form, please contact the Stock Plan Administrator at (208) 415-0558 or optionexchange@nighthawkrad.net.

NightHawk intends to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation that NightHawk received your response, we recommend that you confirm that we have received your Election Form. If you need to confirm receipt after two (2) U.S. business days have elapsed, you may contact the Stock Plan Administrator at optionexchange@nighthawkrad.net to request confirmation.

You may change your mind after you have submitted an Election Form and submit a new Election Form at any time before the Expiration Date, which is expected to be April 14, 2009, at 9:00 p.m. Pacific Time, unless the Offer is extended. If we extend the Expiration Date, you may submit a new Election Form with respect to some or all of your Eligible Options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 9:00 p.m. Pacific Time on April 14, 2009 (unless we extend the Offer).

To validly change your election, you must fill-out and deliver a new Election Form to the Stock Plan Administrator at NightHawk via facsimile at (208) 763-3798 or e-mail at optionexchange@nighthawkrad.net prior to the expiration of the Offer. You should make a copy of your new, completed Election Form and keep those documents with your other records for the Offer.

While participation in the Offer is completely voluntary, if you elect not to exchange some or all of your Eligible Options pursuant to the Offer, then you will retain the Eligible Options under their original terms.

3. Exchange. If you intend to exchange your Eligible Options pursuant to the Offer, you must fill out and properly submit a duly executed and dated Election Form.

4. Signatures on This Election Form. You must physically sign the Election Form.

5. Requests for Assistance or Documents. If you need copies of the Offer documents or the Election Forms, you should contact the Stock Plan Administrator at (208) 415-0558 or optionexchange@nighthawkrad.net. Copies will be furnished promptly at NightHawk’s expense. You can also view and print documents at http://intranet.nighthawkrad.net.

For general questions concerning this Offer, please call the Stock Plan Administrator or Richard Basta, Assistant Controller of the Company, at (208) 415-0558 or Paul Cartee, Senior Vice President and General Counsel of the Company at (208) 292-2258.

6. Reservation of Rights. NightHawk reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to make or withdraw elections with respect to Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer.

7. Important Tax Information. If you are a U.S. tax resident, you should refer to Section 14 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. If you are an employee or other service provider residing outside the U.S., you should refer to Section 15, Schedule C and Schedule D of the Offer to Exchange. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the U.S. federal, state, local and any non-U.S. tax or other legal consequences of participating or not participating in the Offer.

8. Copies. You should make a copy of your Election Form, after you have completed and signed it, and retain it for your records.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED AND

SIGNED ELECTION FORM MUST BE RECEIVED BY NIGHTHAWK BY 9:00 P.M. PACIFIC

TIME ON APRIL 10, 2009 (UNLESS WE EXTEND THE OFFER).

NIGHTHAWK RADIOLOGY HOLDINGS INC.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.

If you would like to participate in this Offer, please indicate your election by checking the applicable boxes on the Election Form and return the completed and signed Election Form to the Stock Plan Administrator, via facsimile at (208) 763-3798 or e-mail at optionexchange@nighthawkrad.net before 9:00 p.m., Pacific Time, on April 14, 2009, unless the Offer is extended.

You may withdraw this election by submitting a new properly completed and signed Election Form prior to the expiration date which will be 9:00 p.m., Pacific Time, on April 14, 2009, unless we extend the Offer.

By electing to exchange my Eligible Options, I understand and agree to all of the following:

1. I hereby agree to exchange my Eligible Options for restricted stock units or, if applicable, cash as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer to Exchange, dated March 17, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on the Election Form will be cancelled on April 14, 2009 or, if the Offer is extended, on the extended expiration date. A restricted stock unit will be granted or, if applicable, a cash payment will be made to me on April 15, 2009 in accordance with the terms of the Offer or, if the Offer is extended, on the first business day following the expiration of the Offer.

2. The Offer is currently set to expire at 9:00 p.m. Pacific Time on April 14, 2009, unless NightHawk in its discretion, extends the period of time during which the Offer will remain open.

3. If I cease to be employed by NightHawk or its subsidiaries before NightHawk grants me restricted stock units or, if applicable, makes the cash payment in exchange for my Eligible Options, I will not receive any restricted stock units or cash, as applicable. Instead, I will keep my current Eligible Options, and they will expire in accordance with their terms.

4. Until April 14, 2009, I will have the right to amend the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after that date I will have no ability to amend my election unless the Offer is extended. The last properly submitted election prior to the expiration of the Offer shall be binding. Until the Offer period closes on April 14, 2009, I may withdraw my tendered Eligible Options at any time prior to NightHawk’s acceptance of such options for exchange pursuant to the Offer.

5. The tender of some or all of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by NightHawk of my Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between NightHawk and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the Election Form are true and correct.

7. I am not required to tender some or all of my Eligible Options pursuant to the Offer.

8. NightHawk and/or any independent firms hired with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer, and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9. Under certain circumstances set forth in the Offer to Exchange, NightHawk may terminate or amend the Offer and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

10. I understand that, if I do not clearly mark the box electing to exchange each of my Eligible Options on the Election Form, such Eligible Options will not be exchanged.

I understand that neither NightHawk nor the Board of Directors of NightHawk is making any recommendation as to whether I should accept or refrain from accepting the Offer, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that past and current market prices of NightHawk common stock may provide little or no basis for predicting what the market price of NightHawk common stock will be when NightHawk grants me restricted stock units in exchange for my tendered Eligible Options or at any other time in the future.

Please read the Offer to Exchange; the Instructions; the Election Form; and the Agreement to Terms of Election.